EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

NEWS RELEASE

For Immediate Release

Number: 03-16

XTO ENERGY COMPLETES ACQUISITION OF GAS PRODUCING PROPERTIES IN

THE RATON BASIN, HUGOTON FIELD AND SAN JUAN BASIN

FORT WORTH, TX (May 30, 2003) – XTO Energy Inc. (NYSE-XTO) today completed its previously announced acquisition of natural gas and coal bed methane producing properties in the Raton Basin of Colorado, the Hugoton Field of southwestern Kansas and the San Juan Basin of New Mexico, from units of Williams (NYSE-WMB) of Tulsa, Oklahoma for $381 million. The final closing price reflects adjustments of $17 million for net revenues and other items from the effective date of the transaction and $2 million for preferential right elections.

XTO Energy’s internal engineers estimate proved reserves to be 308 billion cubic feet of natural gas of which 77% are proved developed. Beginning June 1, 2003, the acquired properties will contribute about 60 million cubic feet per day of natural gas to the Company’s growing production base.

“We are proud to complete this timely acquisition. The properties perfectly reflect the characteristics which have built XTO’s legacy asset base today—long-lived production, high operating margins and significant upsides,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Going forward, the Company is well-positioned to deliver on its strategy of profitable, long term growth through internal development and opportunistic acquisitions.”

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

(more)

XTO Energy Completes Acquisition of Gas Producing Properties in the Raton Basin, Hugoton Field and San Juan Basin

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release and additional acquisition details can be found at www.xtoenergy.com.

Statements made in this press release, including those relating to future production, growth in production, proved reserves and operating margins are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, inability to acquire properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.